Exhibit 99.1

JDS UNIPHASE CONFERENCE CALL SCRIPT
FIRST QUARTER FY 2003 RESULTS OCTOBER 24, 2002

JOZEF

Welcome to the call. I am here with Syrus Madavi, our President and COO, and Tony Muller, our Chief Financial Officer. Today we will report on the first quarter of our fiscal year 2003: I will provide an overview of our market and business, Syrus will discuss our direction as well as major changes and progress in our operations, and Tony will review the financial results. Afterwards, we will answer as many of your questions as we can in the time available.

First, I will ask Tony to review the safe harbor statement

TONY

Forward Looking Language

We would like to advise you that our report and the discussions we will have today include forward-looking statements. Forward-looking statements are all statements we make, other than those dealing specifically with historical matters (that is our historical financial results and any statements we make about the conduct of our business, operations and finances up to this moment). Our forward-looking statements include any information or projections we provide on future economic conditions, industry trends, business operations and financial guidance. All forward looking statements mentioned are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward looking statements. Some, but not all, of these risks and uncertainties are discussed from time to time in the press releases and securities filings of the company with the SEC, particularly the "Risk Factors" section of our Form 10-K filed for the year ended June 30, 2002.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JOZEF

Thank you, Tony. I will now review the general status of the market and the Company.

General status of the market and Company

  There has been a lot of discussion on the exact timing of the recovery of the telecommunications industry, and instead of adding further to the debate, we would rather describe the steps we are taking to maintain the Company's position as a leader in the industry.
  The Company, in the current environment, remains technologically innovative, continues to benefit from close relationships with its customers and has maintained its financial strength.
  In addition, I am pleased to report that we are realizing tangible results from our actions taken under the Global Realignment Program, such as:
    We have realized, to-date, an annual cost savings rate of approximately $1.1 billion,
    We continue to reduce our operating expenses with a 12% improvement from last quarter, and
    Our pro-forma gross margin has improved by approximately 13% of sales as compared to last quarter.
  We believe we are also taking advantage of the current environment to spend time transforming our Company for recovery with an appropriate business model and cost structure. Syrus, in this regard, has already made great progress during his short tenure. He initiated and has nearly completed a reorganization of our operations that centralizes efforts across the company in IT, HR, Finance and significantly restructures Manufacturing, while driving our business units to be more responsive to our customers and new product development opportunities. Syrus will discuss this program in more detail.
  Increasingly, customers want to work with a supplier like JDS Uniphase that will be there for them in the long-term. We are seeing that our customers, particularly in the current environment, highly value the stability and reduced costs that we are providing. In fact, this quarter, we received supplier awards from two long-time, major communication customers.
  We continue to emphasize innovation and product development to bring new products that meet changing customer needs. For our communications markets, we introduced a range of new products largely targeted for the network edge - enterprise, access/aggregation and metro applications.
  We are exploiting to the full extent our base optical technologies to develop products within our Thin Film Products Group. Our leading capabilities in the manufacture, coating and assembly of optics are highly valued by our customers and have led to additional contracts for projection display applications. Application development for our optical pigments has led to their use in security for prescription drugs. Our optical pigments, also used in decorative applications, are now included in two standard paint options offered by Volkswagen.
  I need to stress again that I remain positive on the long-term outlook for the telecommunications industry as I believe that, at the broadest level, communication capabilities have not reached their fullest potential for bandwidth consumption to provide, among other things, on-demand and interactive applications requiring high quality audio and full-motion video for live Internet broadcasts, entertainment, education, business and personal communication. We are committed to positioning this company with the right products and technologies to ensure full participation in the ongoing development of this exciting industry.
  In summary, we continue to position ourselves for long-term leadership while adapting to current economic realities. With Syrus on board, I believe we will execute well.

Syrus will now review Operations.

SYRUS

Thank you Jozef.

I participated in the last call on July 25th. At that time I mentioned the excellent long-term opportunities I believe lay ahead for JDS Uniphase's fiberoptic communications business as well as its optical technology products for other markets. Since then, we have focused on positioning JDS Uniphase for future growth by quickly reducing costs, increasing operational efficiency and continuing to partner with our customers. To this end, I am pleased now to report on the progress we have made during this quarter to make JDS Uniphase increasingly more competitive.

  Let me first comment about our customer relationships. Jozef mentioned that our customers continue to confirm the high value they place on our ability to provide them with a broad range of innovative, cost-effective product solutions and industry-leading technology. In addition, they understand and appreciate that we have the staying power to be able to support them over the long term. We fully embrace this vote of confidence by our customers as a great opportunity to establish even stronger partnerships with them and to optimally position JDS Uniphase for future recovery and subsequent growth.
  To achieve this, we have changed our operational philosophy. In fact, we have nearly completed a reorganization of the Company that we believe will enable us to benefit from the economies of scale available to centralized functions and yet provide the increased focus that is needed on customers and markets in the dynamic environments that we experience today.
  To increase efficiency, we have centralized IT, HR, and Finance to meet our needs company-wide. These functions were previously site-oriented and in some cases duplicative. Due to our actions, we believe we are now better able to reduce operational costs and increase efficiencies in, for example, IT systems, purchasing, order processing, accounting, payroll, and employee benefits administration.

  In manufacturing, we are coordinating across the Company to maximize the synergies available for logistics, acquisition of materials, supply chain management, and utilization of contract manufacturers. For communications products, multiple, independent manufacturing operations have been united into a centralized organization so that we can benefit from economies of scale available in large, consolidated production facilities, such as our plant in Shenzhen, China. We are also increasing our use of contract manufacturers to augment our capabilities and to benefit from their economies of scale. This helps us minimize our fixed overhead costs, yet leaves us prepared to respond to increased capacity needs in the future.
  With the additional emphasis on marketing, R&D and product management, our business units will be even more focused externally on customers, markets, technologies and competition. To facilitate the development of new products in the quickest and most efficient way, pilot build facilities will be located near the business units. Also, transition teams will be established to move products from pilot to centralized manufacturing for high volume production.
  We believe this new structure provides for reduced costs and greater efficiency from our central organizations, while the business units will be able to focus more on our customers' needs. Finally, we believe this structure is built for future growth.

Global Realignment Program

Concerning our Global Realignment Program, I would like to emphasize the sense of urgency we have toward reaching financial break-even quickly. We have made significant progress during the quarter, which included the following:

  We have agreed to sell our MEMS business unit, which we expect to complete early in November. In doing so, we will lower our cost structure while retaining access to this important technology and maintaining continuity of supply for our MEMS products with a commercial supply contract.
  We closed our Columbus, Ohio arrayed waveguide facility.
  We have agreed to divest our Torquay, England facility, and we expect to complete the divestiture shortly. Again, while lowering our cost structure, we will retain our access to the fused fiber products produced at this facility for fiberoptic communications through an agreement designed to maintain continuity of supply for our customers.
  We have consolidated substantially all of our San Jose Commercial Lasers operation into our Santa Rosa facility.
  We have initiated our efforts to close our operations in Eatontown, NJ and Sydney, Australia and are in consultation with employee representatives to close our facilities in Eindhoven, The Netherlands and Waghaeusel, Germany.
  As you may remember, our active components are fabricated in four standalone sites. To reduce costs, we have decided to consolidate these into two sites: The San Jose, CA fabrication facility will be the center of excellence for Indium- Phosphide (InP) and Gallium Arsenide (GaAs) processes. The Windsor, CT facility will be the center of excellence for Lithium Niobate processes. In addition, the West Trenton, NJ site has been selected for packaging development for components based on sub-mount/substrate packages. The West Trenton site will also include the amplifier operations currently at Eatontown. We are now developing specific plans for other fabrication and manufacturing sites to achieve an optimum level of capability while minimizing associated overhead expenses.
  Our Ottawa facility has been selected as the center of excellence for optical layer passive component and modules. As a result, several responsibilities are being moved to Ottawa from other sites, including R&D for optical performance monitors from Toronto; fused fiber component product management from Torquay; and R&D for switching modules, amplifier components and other passive components from San Jose. While Ottawa will continue to have responsibility for manufacturing of some product lines, we are continuing to transfer other products that are mature or ready for high volume manufacturing to Shenzhen. Ottawa will continue to be the center for our Instruments and segments of our transmission product lines. We will also continue to strengthen and further exploit the synergistic opportunities afforded by these product groups to bring forward new and integrated solutions for our customers.
  While taking these actions to help reach our financial objectives, we are also working closely with our customers to meet our obligations and their needs. For example, we are also taking actions to ensure continuity of supply during transfer. This includes meeting requirements for re-qualifying products, a process that can take several quarters.
  We believe we are on track toward our objective of an operating cash break- even of about $200 million per quarter by the end of calendar 2003, and are working to reduce this breakeven further. The actions I have mentioned, along with all others so far in our Global Realignment Program have cost about $978 million, and will result in about $1.1 billion in anticipated cost savings annually. Looking forward, we estimate an additional $150 million in one-time charges under this Program, resulting in an additional $130 million annual cost reduction. At the end of this program, we estimate that the total accounting charges will be $1.1 billion, resulting in an estimated annual cost reduction of $1.2 billion. The total cash cost under this Program are expected to be $400 million. Our results with the Program appear to be better than previous estimates. Compared to three months ago, our outlook shows overall Program costs, when completed, at about $85 million less in accounting charges and $90 million less in cash costs than previously estimated, and overall benefits about $100 million more in projected annual cost savings.

Technology and Product Development

  We have also made significant changes in technology and product development. We have shifted our fiberoptic communications R&D efforts more toward products for the network edge including enterprise, access, aggregation and metro applications, in response to customer needs. We launched 29 new products this past quarter - the most ever for the Company during the second fiscal quarter. About half of these are transmission products, a significant shift when compared to our historical product mix.
  New transmission modules for the network edge include a 10 Gb/s, 1310 nm VSR transponder for client-side applications that we developed with OptronX and which led to the acquisition of the OptronX transponder business in August. We also introduced a 10 Gb/s long reach multi-rate transponder for network-side applications and a 10 Gb/s Ethernet XENPAK transceiver for enterprise applications.
  Other new transmission products introduced during the past quarter include temperature tunable source lasers for telecommunications and a DWDM source laser for CATV.
  We also introduced four-, and six-channel mux/demux products using thin film filters that provide lower cost, more integrated solutions, and an eight-channel AWG mux/demux for Metro applications.
  In addition to several amplifier components that feature low cost and smaller size, we announced two additions to our family of optical amplifiers: the low cost, credit card-sized OA 300, a 15 dBm EDFA for C-band Metro applications; and the OA 600, a 15 dBm EDFA for L-band amplification.
  We introduced several new test and measurement instruments, including a stressed-eye generator and 10 Gb/s optical pattern generator and optical error detector for testing as specified in the IEEE 10 Gigabit Ethernet standard 802.3ae. Six new modules were also announced for the Multiple Application Platform, a modular test solution.
  We also brought a new Commercial Laser product, used for biohazard detection, from the prototype stage into manufacturing and began shipping production units of this product.

Now that I have had a few months here and have had the chance to become more familiar with the Company, I am even more convinced of its long-term potential. There is a lot of hard work ahead of us, but I believe that our current direction will increase our operating efficiency, reduce our costs and prepare JDS Uniphase to emerge from the downturn stronger and well positioned for growth. I look forward to reporting additional progress to you in the future.

Jozef.

JOZEF

Thank you, Syrus. And now Tony will review the financial results.

TONY

Numbers for the Quarter

Let me first review the key financial numbers for the quarter.

  Sales of $193 million in the quarter were down 13% from the fourth quarter and consistent with our revised sales guidance.
  Pro forma gross margin improved from the fourth quarter (over 1300 basis points), reflecting Global Realignment Program savings and lower inventory write-downs.
  Declining expenses also reflect the effect of the Global Realignment Program. Our operating expenses, net of restructuring and Global Realignment Program costs, have declined at double-digit sequential rates in each of the last two quarters.
  We continued to make progress with our Global Realignment Program with modest improvements in the projected accounting and cash costs of the Program and resulting projected cost saving rates.
  Our financial condition remains strong. Cash and short-term investments at the end of September were $1.36 billion, of which over $1.34 billion was in cash and short-term fixed income investments.

Looking at the quarter in more detail let me start with our operating results.

  Sales to North American customers in the first quarter represented 70% of total sales, European customers 18%, and Asian customers 11%.
  We had two 10% customers for the quarter. Lucent represented twelve per cent of sales in the quarter, although without cancellation charges they would have been below 10%. Texas Instruments, an important customer for our display products represented 10% of our quarterly sales.
  Our sales for the quarter included cancellation charges of almost $20 million; this was contemplated in our guidance for the quarter. Please note that we wrote off inventory in connection with these cancellations in prior periods but only recognize such revenue upon receipt of customer payment.
  Communication products represented $109 million in revenue, or 56% of total sales. Revenue in this segment was down 19% sequentially.
  Our Thin Film Products Group (our non-communications sales) accounted for $84 million in revenue, or 44% of total sales. Revenue in this segment declined 2% from the fourth quarter because of a general flattening of these businesses and lower sales of a small capital goods business in this segment. Each of the businesses in this group was profitable for the quarter.
  Modules represented about 60% of total communications sales for the quarter.
  Our book-to-bill ratio was below one for the quarter.

Gross margin (pro forma)

  Our pro forma gross margin, including realignment and other charges was 7% of sales. Pro forma gross margin includes the benefit of cancellation revenue, inventory write-downs, the sale of inventory previously written off, and Global Realignment Program charges.
  Our results reflect inventory write-downs of $19 million and the use of $19 million in previously written off inventory, or no net effect.
  The favorable change in pro forma gross margin from the fourth quarter (over 1300 basis points) reflects Global Realignment Program savings and lower inventory write-downs.

R&D (pro forma)

  Excluding Global Realignment Program charges, R&D expenses were $41 million or 21% of sales for the quarter, down 14% from the fourth quarter, a reflection of the rapid progress we continue to make in increasing our R&D productivity and otherwise reducing expenses. R&D expenses were considerably below the amounts generally forecasted by analysts covering JDS Uniphase as well as our internal plans, yet we continue to invest heavily in our most promising opportunities and have one of the broadest new product investment programs in our industry.

SG&A (pro forma)

  SG&A expenses, excluding Global Realignment Program charges, were $51 million for the quarter or 27% of sales. SG&A expenses were down 10% sequentially and were below analyst projections as well as our internal plans. This reflects significant restructuring, including major changes to our IT structure.

Other items

  Our operating results for the quarter reflected lower depreciation because of prior fixed asset write-downs.
  Interest and other income was $13 million for the quarter.
  Our pro forma loss was $98 million or $0.07 per share for the quarter. These results include Global Realignment Program costs and exclude the costs we have historically excluded from pro forma results, primarily those related to merger and acquisition charges as well as the reduction in the value of long-lived assets and gains and losses on investments. This loss was consistent with our guidance despite our sales being below the original guidance we provided in July.
  For the first quarter we did not record an income tax provision and shares for the quarter were 1.412 billion.

Global Realignment Program

  The total costs of this program are now estimated to be $1.1 billion of which approximately $978 million was incurred through the end of the first quarter. This estimate for total costs is approximately $85 million below our prior estimates.
  In the first quarter we recorded net charges of $35 million, of which $4 million was charged to cost of goods sold and $31 million was charged to operating expenses. Included in the costs of the Global Realignment Program are charges for employee severance, lease costs, accelerated depreciation, and moving and employee costs related to the phasing out of certain facilities and equipment.
  To date actions taken under the Global Realignment Program have reduced our annual cost rate by approximately $1.1 billion. Under the Program, we expect to reduce our annual expense rate by an additional $130 million.
  We expect to reduce our operating cash flow break-even to $200 million per quarter by the end of calendar 2003. This would imply a pro forma operating breakeven of approximately $230 million in quarterly sales at such time. As Syrus indicated, we are working to reduce this breakeven further.
  I would remind the call that the above forecasts are based on our anticipated cost structure and do not represent forecasts of future sales levels.
  Regrettably, we will be compelled to reduce our employment further and we will continue to report our employment levels to you in future periods. Our global employment today is approximately 8,000.
  Let me summarize the progress we are making with our Global Realignment Program:
    We are seeing its effects on our pro forma gross margin;
    Our R&D and SG&A expenses are declining more rapidly than many observers had expected, and were below our internal plans for the quarter;
    The total projected accounting and cash costs of the Program have declined; and
    Anticipated cost saving rates have increased;

Balance Sheet

Our financial strength remains considerable.

  We held $1.36 billion in cash and marketable securities at the end of the quarter, of which over $1.34 billion was cash, money market and other highly liquid fixed income securities.
  DSAR declined to 52 days for the quarter as compared to 55 days at the end of June. This important measure has continued to improve in recent quarters; our collections experience has been good.
  The Global Realignment Program used $17 million in cash during the quarter. To date, the Global Realignment Program has used approximately $207 million in cash and we expect additional cash outlays of approximately $193 million over future quarters.
  Our net inventory levels declined 4% during the quarter.
  We used $56 million in cash from operations during the quarter, including cash used by the Global Realignment Program. Approximately $11 million in tax refunds received during the first quarter favorably affected our operating cash flows.
  Capital spending for the quarter was $18 million, which was less than our depreciation even after considering asset write-downs.
  Cash and equivalents and short-term investments declined $65 million during the quarter.

Long-Lived Assets

  On July 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill is no longer amortized but is reviewed for impairment annually, or more frequently if certain events or changes in circumstances indicate that the carrying value may not be recoverable. In conjunction with the implementation of SFAS No. 142, we performed the transitional review required on adoption of SFAS No. 142 related to the carrying value of goodwill as of July 1, 2002 and determined that there was no impairment beyond amounts previously recorded as of that date.

  In addition, we evaluated the carrying value of our goodwill and other long-lived assets as of September 30, 2002 under SFAS No. 142 and SFAS 144, respectively. As the procedures required by SFAS No. 142 are complex and time-consuming, the rules permit us to record our best estimate of the charge and adjust this charge by increasing or decreasing it in the following quarter, if necessary. During the first quarter, we recorded an estimated charge of $224 million to reduce our goodwill.

  In addition, for the quarter ended September 30, 2002, in accordance with SFAS 144, the Company recorded reductions of $155 million in the carrying value of purchased intangibles other than goodwill and other long-lived assets. Of the amount written down, $69 million was related to purchased intangibles and $86 million was related to fixed assets.

  The write-downs of goodwill, purchased intangibles and other long-lived assets during the quarter primarily reflect lower industry sales forecasts for the communications industry, lower forecasted sales and earnings for the Company, and further delays in the Company's anticipated recovery because of industry conditions.

Guidance

  The Company anticipates sales for the second quarter of fiscal year 2003 will be $150 to $160 million, including anticipated cancellation revenue of approximately $5 million, as the downturn in the Company's markets continues. This guidance also reflects inventory reductions by certain customers of our optical products for markets outside communications. At the sales level projected for the second quarter, the Company expects pro forma gross margin will be in the range of 4% to 8% of sales with a pro forma net loss of $.05 to $.07 per share for the period, including charges under the Global Realignment Program.
  We continue to anticipate using approximately $250 to $300 million in cash in fiscal 2003 (exclusive of M&A activity) based on our expectations for sales, Global Realignment Program cash costs, capital expenditures of $55 to $60 million, and anticipated tax refunds.

Jozef.

JOZEF

Thank you, Tony.

  In closing, I wish to express my gratitude to our employees for their dedication and determination throughout these challenging times. Thank you also to our customers, to whom I offer my encouragement and full commitment as we work together to meet the challenges and opportunities ahead.

Thank you.

We now open the call for questions.